Exhibit 4.2

257566281 v3 EBR SYSTEMS, INC. AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT This Amended and Restated Investors' Rights Agreement (the "Agreement") is made as of October 13, 2021, by and among EBR Systems, Inc., a Delaware corporation (the "Company"), the holders of the Company's New Series A Preferred Stock set forth on Exhibit A attached hereto (the "Series A Holders"), the Note Purchaser (as defined below) and the holders of New Series B Preferred Stock and/or Series B2 Preferred Stock set forth on Exhibit B attached hereto (the "Series B Holders"). Each of the Series A Holders , the Note Purchaser and the Series B Holders is herein referred to as an "Investor" and collectively as the "Investors". RECITALS A. The Company, the Series A Holders, the Note Purchaser, and the Series B Holders previously entered into an Amended and Restated Investors' Rights Agreement dated as of October 30, 2017, as amended (the "Prior Rights Agreement"), pursuant to which the Company granted the Series A Holders, the Note Purchaser and Series B Holders certain rights. B. The Company intends to offer and sell CHESS Depositary Interests representing shares of common stock in a public offering in Australia (an "Australian IPO"). C. The holders of at least a majority of the outstanding shares of Series B2 Preferred Stock, the outstanding shares of New Series B Preferred Stock, and the shares of Series B2 Preferred Stock and New Series B Preferred Stock issuable in respect of convertible notes issued by the Australian subsidiary of the Company (on an as-converted, as-exchanged basis), voting together as a class, have consented to the conversion of each share of Preferred Stock pursuant to Article IV Section (B)(4)(b)(ii) of the Company's Amended and Restated Certificate of Incorporation effective immediately prior to the closing of the Australian IPO (the "Conversion"). D. As part of the Australian IPO and Conversion, the Company, the Series A Holders, and the Series B Holders each desire to amend and restate the Prior Rights Agreement. AGREEMENT The parties hereby agree as follows: A. Amendment of Prior Rights Agreement; Waiver of Right of First Offer. Effective and contingent upon execution of this Agreement by the Company and the holders of a majority of the Registrable Securities, as that term is defined in the Prior Rights Agreement, and upon allotment of the CHESS Depositary Interests in the Australian IPO, the Prior Rights Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement, and the Company and the Investors hereby agree to be bound by the provisions hereof as the sole agreement of the Company and the Investors with respect to registration rights of the Company's securities and certain other rights, as set forth herein. The Series A Holders, the Note Purchaser and the Series B Holders hereby waive the Right of First Offer, including the notice requirements, set forth in the Prior Rights Agreement with respect to the issuance of CHESS Depositary Interests in the Australian IPO..

257566281 v3 -2- 1. Registration Rights. The Company and the Investors covenant and agree as follows: 1.1 Definitions. For purposes of this Section 1: (a) The term "Exchange Act" means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder; (b) The term "Form S-3" means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company's subsequent public filings under the Exchange Act; (c) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement; (d) The term "Incentive Shares" means the shares of Common Stock (in the aggregate amount of 11,319,992 shares) issued to investors under that certain New Series B Preferred Stock and Note Purchase Agreement and Deed dated as of October 30, 2017 by and between the Company, its Australian subsidiary, and the investors listed on Exhibit A attached thereto; (e) The term "Note Purchaser" means Carnegie Venture Capital Pty Ltd (ACN 143 301 991) in its capacity as General Partner of Carnegie Early Stage Venture Capital Management Partnership No.1, LP (ILP 0000079) as General Partner of the Carnegie Innovation Fund No.2, LP (ILP0000120); (f) The term "Preferred Stock" means the New Series A Preferred Stock, New Series B Preferred Stock and Series B2 Preferred Stock of the Company; (g) The term "Qualified IPO" means the first underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement under the Securities Act; (h) The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document; (i) The term "Registrable Securities" means (i) the shares of Common Stock issuable or issued upon conversion of any shares of Preferred Stock (including shares issuable or issued upon the conversion and subsequent exchange of convertible promissory notes issued by the Company's Australian subsidiary to the Note Purchaser), and the shares of Common Stock deemed to be Incentive Shares, held by the Investors, other than shares for which registration rights have terminated pursuant to Section 1.15 hereof, and (ii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by an Investor in a transaction in which his, her or its rights under this Agreement are not assigned. Notwithstanding the foregoing,

257566281 v3 -3- Common Stock or other securities shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, or (C) the Holder thereof is entitled to exercise any right provided in Section 1 in accordance with Section 1.15 below; (j) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities; (k) The term "SEC" means the Securities and Exchange Commission; and (l) The term "Securities Act" means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder. 1.2 Request for Registration. (a) If the Company shall receive at any time after the earlier of (i) the five (5) year anniversary of the date of this Agreement, or (ii) six months after the effective date of the first registration statement under the Securities Act for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), a written request from the Holders of a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities having an anticipated aggregate offering price of at least $5,000,000, then the Company shall, within 10 days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use its best efforts to file as soon as practicable, and in any event within 90 days of the receipt of such request, a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered within 20 days of the mailing of such notice by the Company. (b) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of

257566281 v3 -4- the number of shares to be underwritten (including the Registrable Securities), then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting and the registration. (c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period. (d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2: (i) After the Company has effected two (2) registrations on Form S-1 pursuant to this Section 1.2 and such registrations have been declared or ordered effective; (ii) During the period starting with the date 90 days prior to the Company's good faith estimate of the date of filing of, and ending on a date 90 days after the effective date of, a registration subject to Section 1.3 hereof (provided that the Company provides notice to the holders of Registrable Securities within 30 days of any registration request of its intent to file such registration statement) unless such offering is the initial public offering of the Company's securities, in which case, ending on a date 180 days after the effective date of such registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or (iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below.

257566281 v3 -5- 1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including but not limited to a registration effected by the Company for stockholders other than the Holders and a registration statement relating to secondary offerings of securities of the Company) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of any Holder given within 20 days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. 1.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will: (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any 12-month period; (iv) if the Company has effected two registrations on Form S-3 pursuant to this Section 1.4 within the twelve (12) month period immediately preceding the date of such request or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

257566281 v3 -6- (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively. 1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible: (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days, or until the distribution described in such registration statement is completed, if earlier. In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of such suspension period. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to 120 days, or until the distribution described in such registration statement is completed, if earlier. (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them. (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions. (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement. (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or

257566281 v3 -7- omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for 120 days. The Company will amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. (g) Cause all such Registrable Securities registered pursuant to this Section 1 to be listed on each securities exchange on which similar securities issued by the Company are then listed. (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration. (i) Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters. 1.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder's Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b)(ii), whichever is applicable. 1.7 Expenses of Registration. (a) Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently

257566281 v3 -8- withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders (i) have learned of a material adverse change in the condition, business, or prospects of the Company that was not known to the Holders at the time of their request and (ii) have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall not forfeit their rights pursuant to Section 1.2. (b) Company Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company. (c) Registration on Form S-3. All expenses incurred in connection with a registration requested pursuant to Section 1.4, including (without limitation) all registration, filing, qualification, printers' and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, and counsel for the Company, and any underwriters' discounts or commissions associated with Registrable Securities, shall be borne by the Company. 1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below 25% of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities, in which case, the selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder's securities are included or (ii) any securities held by any other selling stockholder be included if any Registrable Securities held by any selling Holder are excluded, without the consent of the Holders of a majority of the

257566281 v3 -9- outstanding Registrable Securities. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence. 1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1. 1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1: (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its partners, members, officers, directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to Section 1, and each underwriter and each person, if any, who controls within the meaning of Section 15 of the Securities Act any underwriter against any expenses, losses, claims, damages, or liabilities (or actions, proceedings or settlements in respect thereof), whether joint or several, arising out of or based upon any of the following (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in any registration statement, including any preliminary prospectus or final prospectus contained therein, any issuer free writing prospectus (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to any such registration, qualification or compliance prepared by or on behalf of the Company or referred to by the Company, (ii) any omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its partners, members, officers, directors and each person controlling such Holder, each underwriter and each person who controls any such underwriter, for any legal or other expenses reasonably incurred in connection with investigating or defending or settling any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished to the Company by such Holder, any of such Holder's officers, directors, partners, any person controlling such Holder, such underwriter or any person who controls any such underwriter, expressly for use in connection with such registration and stated to be specifically for use therein.

257566281 v3 -10- (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arising out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration and stated to be specifically for use therein; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. (c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10. (d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable

257566281 v3 -11- considerations; provided, that in no event shall any contribution by a Holder under this Section 1.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control. (f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and, with respect to liability arising from an offering to which this Section 1.10 would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. 1.11 Reports Under the Exchange Act . With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to: (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act; (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective; (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a

257566281 v3 -12- registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form. 1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee (i) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder, (ii) that is an affiliated fund or entity of the Holder, which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company (such a fund or entity, an "Affiliated Fund"), (iii) who is a Holder's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (such a relation, a Holder's "Immediate Family Member", which term shall include adoptive relationships), (iv) that is a trust for the benefit of an individual Holder or such Holder's Immediate Family Member, or (v) that acquires at least twenty-five percent (25%) of the outstanding shares of Registrable Securities currently held by such Holder, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees to be bound by this Agreement and immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (x) a partnership who are partners or retired partners of such partnership or (y) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1. 1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Sections 1.2, 1.3 or 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within 120 days of the effective date of any registration effected pursuant to Section 1.2.

257566281 v3 -13- 1.14 Lock-Up Agreement. (a) Lock-Up Period; Agreement. In connection with the initial public offering of the Company's securities under the Securities Act and upon request of the Company or the underwriters managing such offering of the Company's securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company, however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company's initial public offering. (b) Limitations. The obligations described in Section 1.14(a) shall apply only if all officers and directors of the Company, all one-percent securityholders, and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act. (c) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.14(a)). (d) Transferees Bound. Each Holder agrees that prior to the Company's initial public offering it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14. 1.15 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder's shares during a three-month period without registration, (ii) three (3) years after the initial public offering of the Company's securities, or (iii) upon termination of the Agreement, as provided in Section 3.1. 2. Reserved. 3. Miscellaneous. 3.1 Termination. This Agreement shall terminate, and have no further force and effect, in the event of a Liquidation Transaction, as such term is defined in the Company's Amended and Restated Certificate of Incorporation in effect as of the date of this Agreement, whereby the Company stockholders receive upon such transaction cash and/or unrestricted securities that are actively traded on a national securities exchange. 3.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

257566281 v3 -14- 3.3 Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Preferred Stock or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. 3.4 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of a majority of the shares of Registerable Securities (collectively, the "Requisite Investors"); provided, however, that if any amendment, waiver, discharge or termination operates in a manner that treats any Investor differently from other Investors, the consent of such Investor shall also be required for such amendment or waiver, discharge or termination. Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company for the purpose of including as Registrable Securities the Common Stock issuable upon conversion of any Preferred Stock issuable upon exercise of any warrants issued to financial institutions in connection with lending transactions approved by the Board of Directors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company. Notwithstanding the foregoing, the schedules and exhibits hereto shall be automatically updated to reflect any change in the number of shares of stock held by an Investor. 3.5 Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party's address or facsimile number as set forth on the signature page or on Schedule I, Exhibit A or Exhibit B hereto, or as subsequently modified by written notice. 3.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms. 3.7 Governing Law/Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Each party agrees that it will not bring any action relating to this Agreement or any acts or transactions contemplated hereby in any court other than a federal or state court sitting in the City of San Francisco, State of California. Each party further agrees that it will submit to the jurisdiction of such court and that it will not seek to change the venue of such action.

257566281 v3 -15- 3.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. 3.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. 3.10 Aggregation of Stock. All shares of the Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. For the avoidance of doubt, Emergent Medical Partners and Dr. Thomas Fogarty shall be considered affiliated parties hereunder. 3.11 Attorney's Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. 3.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative. 3.13 MRCF3 Fund Limitations of Liability. The parties agree to the additional provisions set forth on Exhibit C. [Signature Page Follows]

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT The parties have executed this Amended and Restated Investors' Rights Agreement as of the date first above written. COMPANY: EBR SYSTEMS, INC. By: _________________________________ Name: John McCutcheon Title: Chief Executive Officer Address: 480 Oakmead Parkway Sunnyvale, CA 94085

The parties have executed this Amended and Restated Investors' Rights Agreement as of the date first above written.

INVESTORS:

EXECUTED by BCP3 PTY LTD as attorney and manager for MRCF3 Services (H) Pty Ltd (ACN 604 871 516) as trustee of MRCF3 (H) Trust:

← Signature of director	← Signature of director/
CHRIS NAVE	STEPHEN THOMPSON
Name of director (print)	Name of director/

EXECUTED by BCP3 PTY LTD as attorney and manager for AustralianSuper Pty Ltd (ACN 006 457 987) as trustee of AustralianSuper (ABN: 65 714 394 898)

← Signature of director	← Signature of director/
CHRIS NAVE	STEPHEN THOMPSON
Name of director (print)	Name of director/

EXECUTED by BCP3 PTY LTD as attorney and manager for MRCF3 Services (HP) Pty Ltd (ACN 604 871 543) as trustee of MRCF3 (HP) Trust:

← Signature of director	← Signature of director/
CHRIS NAVE	STEPHEN THOMPSON
Name of director (print)	Name of director/

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

257566281 v3

257566281 v3 SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT The parties have executed this Amended and Restated Investors' Rights Agreement as of the date first above written. INVESTORS: EXECUTED by BCP3 PTY LTD as attorney and manager for MRCF3 Services (SW) Pty Ltd (ACN 604 871 552) as trustee of MRCF3 (SW) Trust: Signature of director Signature of director/ Name of director (print) Name of director/ EXECUTED by BCP3 PTY LTD as attorney and manager for MRCF3 Services (CSL) Pty Ltd (ACN 616 680 678)as trustee of MRCF3 (CSL) Trust: Signature of director Signature of director / (Please delete as applicable) Name of director (print) Name of director / Executed by BCP3 PTY LTD for and on behalf of MRCF Pty Ltd as trustee of the MRCF Trust in accordance with Section 127 of the Corporations Act 2001 Signature of director Signature of director/ (Please delete as applicable) Name of director (print) Name of director/ CHRIS NAVECHRIS NAVECHRIS NAVESTEPHEN THOMPSONSTEPHEN THOMPSONSTEPHEN THOMPSON

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT The parties have executed this Amended and Restated Investors' Rights Agreement as of the date first above written. INVESTORS: Executed by Carnegie Venture Capital Pty Ltd in its capacity as General Partner of Carnegie Early Stage Venture Capital Management Partnership No.1, LP as General Partner of the Carnegie Innovation Fund No.2, LP in accordance with section 127 of the Corporations Act 2001 (Cth) by: ? ? Director signature Director/Secretary signature Director full name (BLOCK LETTERS) Director/Secretary full name (BLOCK LETTERS) Mark CarnegieCatherine Thompson

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT The parties have executed this Amended and Restated Investors' Rights Agreement as of the date first above written. INVESTORS: Executed by MHC Fund Services 2A Pty Ltd (ACN 610 969 885) as trustee of Carnegie Private Opportunities Fund No. 2A in accordance with section 127 of the Corporations Act 2001 (Cth) by: ? ? Director signature Director/Secretary signature Director full name (BLOCK LETTERS) Director/Secretary full name (BLOCK LETTERS) Mark CarnegieCatherine Thompson

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT The parties have executed this Amended and Restated Investors' Rights Agreement as of the date first above written. INVESTORS: Executed by MHC Fund Services B Pty Ltd (ACN 150 268 625) as trustee for the MHC Hostplus Co-investment Trust in accordance with section 127 of the Corporations Act 2001 (Cth) by: ? ? Director signature Director/Secretary signature Director full name (BLOCK LETTERS) Director/Secretary full name (BLOCK LETTERS) Mark CarnegieCatherine Thompson

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT The parties have executed this Amended and Restated Investors' Rights Agreement as of the date first above written. INVESTORS: SPLIT ROCK PARTNERS, LP By: Split Rock Partners Management, LLC Its: General Partner By: _____________________________________________________________________ Name: _____________________________ Its: Managing Director SPVC VI, LLC By: SPVC Management VI, LLC, its Managing Member By: _________________________________ Name: _____________________________ Its: Managing Director David StassenDavid Stassen

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT The parties have executed this Amended and Restated Investors' Rights Agreement as of the date first above written. INVESTORS: ALLAN R. WILL TRUST U/A DTD 6/14/2012, ALLAN R. WILL TTEE By: ____________________________________ Allan R. Will, Trustee Address: P.O. Box 8190 Duck, NC 27949

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT The parties have executed this Amended and Restated Investors' Rights Agreement as of ___________________. INVESTORS: ALTITUDE LIFE SCIENCE VENTURES FUND II, L.P. By: ___________________________________ Name: Dave Maki Title: Managing Partner ALTITUDE LIFE SCIENCE VENTURES SIDE FUND II, L.P. By: ___________________________________ Name: Dave Maki Title: Managing Partner Address: Kristen Wong Altitude Life Science Ventures 1014 Market St. Suite 200 Kirkland, WA 98033 October 13, 2021

257566281 v3 EXHIBIT A SERIES A HOLDERS Lord Baltimore Venture Capital Partners II, LLC HEWM/VLG Investments, LLC P.O. Box 372 San Mateo, CA 94401 VLG Investments, LLC Joshua L. Green, as Trustee of The Community Trust Under the Green Family Trust U/A/D 11/6/95 c/o Mohr Davidson 3000 Sand Hill Road, 3-240 Menlo Park, CA 94025 John H. Sellers c/o Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130 Attn: John H. Sellers Fax: 650-849-7400 Peter D. Hadrovic 310 Pope Street Menlo Park, CA 94025 Split Rock Partners, LP 10400 Viking Drive, Suite 250 Eden Prairie, MN 55344 (952) 995-7492 SPVC VI, LLC (formerly known as St. Paul Venture Capital VI, LLC) 10400 Viking Drive, Suite 250 Eden Prairie, MN 55344 (952) 995-7492 Vivian Wohl 190 Harrison Ave. Sausalito, CA 94965 (415) 332-7016 Delphi Ventures VIII, LP 3000 Sand Hill Road, 1-135 Menlo Park, CA 94025 (650) 854-9650 Delphi Bioinvestments VIII, LP 3000 Sand Hill Road, 1-135 Menlo Park, CA 94025 (650) 854-9650

257566281 v3 International Biotechnology Trust PLC 55 Moorgate London, EC2R 6PA, UK International Life Sciences Fund III Co-Investment, L.P. International Life Sciences Fund III Strategic Partners, L.P. International Life Sciences Fund III (LP1), L.P. Heidi Will Trust U/A Dtd 2/29/2012, Heidi E. Will TTEE 23 Belbrook Way Atherton, CA 94027 Stephen H. Mahle Revocable Trust U/A Dtd July 9, 2007 Stephen H. Mahle and Katherine Austin Mahle, Trustees 1410 Spring Valley Road Golden Valley, MN 55422 Pipeline Capital Fund, LLC 121 Mount Vernon Street Boston, MA 02114 Bruns Grayson Family Trust 31 Chestnut Street Boston, MA 02108 Bruns H Grayson & Perrin M Grayson Joint 31 Chestnut Street Boston, MA 02108 Bruns Grayson 31 Chestnut Street Boston, MA 02108 OKS ? Clear Ltd. c/o Vistra Corporate Services Centre, Wickhams Cay II, Road Town, British Virgin Islands Tortola, Virgin Islands VG1110 Kevin Knight 6716 Churchill Way Dallas, TX 75230 CHV III, L.P. 101 South Hanley Road, Suite 200 Clayton, MO 63105

257566281 v3 Email: jwehrung@ascensionhealth.org Gregory D. Casciaro 88 102nd Ave. N.E., #812 Bellevue, WA 98004 Holly Drive Investments 4610 Sundown Road Laytonsville, MD 20882 Douglas M. Petty 1672 Passo del Cajon Pleasanton, CA 04566 Charles Durham Steven H. Durham c/o Birnam Wood Capital 3963 Maple Avenue, Suite 300 Dallas, TX 75219 The Steven H. Durham Family Foundation c/o Birnam Wood Capital 3963 Maple Avenue, Suite 300 Dallas, TX 75219 Jimmy and Carol Filler 2964 Shook Hill Parkway Birminham, AL 35223-2620 Theresa W. and Steve C. Saulque Family Trust 88 Keystone Way San Francisco, CA 94127 SV Life Science Fund V Strategic Partners, L.P. SV Life Sciences Fund V, L.P. MILLENNIUM TRUST CO., LLC CUSTODIAN FBO Traci Houpt IRA xxxx491D0 2001 Spring Road, Suite 700 Oak Brook, IL 60523 MILLENNIUM TRUST CO., LLC CUSTODIAN FBO Charles W. Durham IRA xxxx95942 2001 Spring Road, Suite 700 Oak Brook, IL 60523 Richard E. Riley 795 Stone Lane Palo Alto, CA 94304 The Yock Family Revocable Trust, dated 7/21/93 98 Inglewood Lane Atherton, CA 94027

257566281 v3 EXHIBIT B SERIES B HOLDERS MHC Fund Services 2A Pty Ltd (ACN 610 969 885) as trustee of Carnegie Private Opportunities Fund No. 2A 120B Underwood Street, Paddington NSW 2021, Australia Split Rock Partners, LP 10400 Viking Drive, Suite 250 Eden Prairie, MN 55344 (952) 995-7492 Carnegie Healthcare Fund, LP acting through its general partner, Carnegie Early Stage Venture Capital Management Partnership No.1, LP by its general partner, Carnegie Venture Capital Pty Limited Carnegie Venture Capital Pty Ltd in its capacity as General Partner of Carnegie Early Stage Venture Capital Management Partnership No.1, LP as General Partner of the Carnegie Innovation Fund No.2, LP SPVC VI, LC (formerly known as St. Paul Venture Capital VI, LLC) 10400 Viking Drive, Suite 250 Eden Prairie, MN 55344 (952) 995-7492 CHV III, L.P. 101 South Hanley Road, Suite 200 Clayton, MO 63105 Email: mailto:jwehrung@ascensionhealth.org Emergent Medical Partners II, L.P. 205 South Drive, Suite B Mountain View, CA 94040 Pipeline Capital Fund, LLC 121 Mount Vernon Street Boston, MA 02114 Bruns Grayson Family Trust 31 Chestnut Street Boston, MA 02108 Bruns H Grayson & Perrin M Grayson Joint 31 Chestnut Street Boston, MA 02108 David C. Auth, Ph.D. 490 South Beach Road Hobe Sound, FL 33455

257566281 v3 Fogarty Family Revocable Trust Dated 9/14/71 as amended and restated 2/14/91 205 South Drive, Suite B Mountain View, CA 94040 Gregory D. Casciaro 88 102nd Ave. N.E., #812 Bellevue, WA 98004 Richard Riley 795 Stone Lane Palo Alto, CA 94304 Stephen H. Mahle Revocable Trust, as Amended, April 12, 2013 1410 Spring Valley Road Golden Valley, MN 55442 Kevin T. Knight 6716 Churchill Way Dallas, TX 75230 Allan R. Will Trust U/A Dtd 6/14/2012, Allan R. Will TTEE P.O. Box 8190 Duck, NC 27949 Holly Drive Investments 4610 Sundown Road Laytonville, MD 20882 OKS-Clear Ltd. c/o Vistra Corporate Services Centre, Wickhams Cay II, Road Town, British Virgin Islands Tortola, Virgin Islands VG1110 William Starling 345 Golden Hills Drive Portola Valley, CA 94025 MRCF3 Services (H) Pty Ltd (ACN 604 871 516) as trustee of MRCF3 (H) Trust (ABN 95 966 969 876) c/o Brandon Capital3 Pty Ltd Level 9, 31 Queen Street Melbourne VIC 3000 Australia ACN 604 871 481 MRCF3 Services (HP) Pty Ltd (ACN 604 871 543) as trustee of MRCF3 (HP) Trust (ABN 33 495 031 187) c/o Brandon Capital3 Pty Ltd Level 9, 31 Queen Street Melbourne VIC 3000 Australia ACN 604 871 481

257566281 v3 MRCF3 Services (SW) Pty Ltd (ACN 604 871 552) as trustee of MRCF3 (SW) Trust (ABN 42 654 059 424) c/o Brandon Capital3 Pty Ltd Level 9, 31 Queen Street Melbourne VIC 3000 Australia ACN 604 871 481 MRCF3 Services (CSL) Pty Ltd (ACN 616 680 678) as trustee of MRCF3 (CSL) Trust (ABN 90 736 413 981) c/o Brandon Capital3 Pty Ltd Level 9, 31 Queen Street Melbourne VIC 3000 Australia ACN 604 871 481 MRCF Pty Ltd (ACN 85 125 918 756) as trustee of the MRCF Trust (ABN 11 862 072 971) Level 9, 31 Queen Street Melbourne VIC 3000 Australia ACN 604 871 481 Lord Baltimore Venture Capital Partners III, LLC c/o Lord Baltimore Capital Corporation 6225 Smith Ave., Ste B100 Baltimore, MD 21209 Lord Baltimore Associate Investments, LLC Lord Baltimore Venture Capital Partners II, LLC Lord Baltimore Venture Capital Partners IV, LLC MHC Fund Services B Pty Ltd (ACN 150 268 625) as trustee for the MHC Hostplus Co-investment Trust 120B Underwood Street, Paddington NSW 2021, Australia With a copy to: Anthony Roberts Hostplus Head of Investment Operations Level 9, 114 William Street, Melbourne VIC 3000 Capital Biotech Pty Ltd (ACN 155 158 375) MRCF3 Services (HP) Pty Ltd (ACN 604 871 543) as trustee of MRCF3 (HP) Trust Part C With a copy to: Anthony Roberts Hostplus Head of Investment Operations Level 9, 114 William Street, Melbourne VIC 3000 MRCF3 Services (AS) Pty Ltd ACN 651 350 220 as trustee of the MRCF3 (AS) Trust Michael Alan Pare William O. DeWitt III

Traci Houpt
3208 Overland Drive
Plano, TX 75023

Steven Durham
3963 Maple Ave. Ste. 300
Dallas, TX 75219
(214) 935-3707 or -3282

Steven Durham Family Foundation
3963 Maple Ave. Ste. 300
Dallas, TX 75219
(214) 935-3707 or -3282

John Sellers
3175 Hanover Street
Palo Alto, CA 94304-1130

Chin-Mah-Lau Trust dated March 28, 2014
758 Christine Drive
Palo Alto, CA 94303

Tor Anderson
24331 Loma Prieta Avenue
Lost Gatos, CA 95033

Edward Cahill

Altitude Life Science Ventures Fund II, L.P.
Attn: Kristen Wong
Altitude Lice Science Ventures
1014 Market St. Suite 200
Kirkland, WA 98033

Altitude Life Science Ventures Side Fund II, L.P.
Attn: Kristen Wong
Altitude Lice Science Ventures
1014 Market St. Suite 200
Kirkland, WA 98033

257566281 v3

EXHIBIT C

LIMITATIONS OF LIABILITY

Definitions for Exhibit C

(a) "Fund" means the Fund Vehicles considered together.

(b) "Fund Vehicle" means a Trust and any other entity (including, for the purposes of this definition, any trust) established as part of the Fund.

(c) "MRCF" means MRCF Pty Ltd ABN 85 125 918 756 as trustee of the MRCF Trust ABN 11 862 072 971.

(d) "MRCF3" means (i) MRCF3 Services (H) Pty Ltd ACN 604 871 516 as trustee of MRCF3 (H) Trust (ABN 95 966 969 876), (ii) MRCF3 Services (HP) Pty Ltd ACN 604 871 543 as trustee of MRCF3 (HP) Trust (ABN 33 495 031 187), (iii) MRCF3 Services (SW) Pty Ltd ACN 604 871 552 as trustee of MRCF3 (SW) Trust (ABN 42 654 059 424), (iv) MRCF3 Services (CSL) Pty Ltd ACN 616 680 678 as trustee of MRCF3 (CSL) Trust (ABN 90 736 413 981), and (v) MRCF3 Services (AS) Pty Ltd ACN 651 350 220 as trustee of the MRCF3 (AS) Trust and any other entity which from time to time becomes a Fund Vehicle.

(e) "MRCF3 Member" means MRCF, each of the entities listed as trustees in the definition of MRCF3.

(f) "Trust" means each of (i) MRCF3 (H) Trust, (ii) MRCF3 (HP) Trust, (iii) MRCF3 (SW) Trust, (iv) MRCF3 (CSL) Trust, (v)MRCF3 (AS) Trust, and (vi) any other trust which from time to time becomes a Fund Vehicle.

(g) "Trustee" means each of the MRCF3 Members.

Limitations of Liability

(a) MRCF3 Limitation of Liability.

(i) Each party acknowledges that BCP3 Pty Ltd ACN 604 871 481 or any of its Related Bodies Corporate or Affiliates or any successor or replacement investment manager for MRCF3 (the "Investment Manager") executes this Agreement only as attorney for each MRCF3 Member which, in turn, enters into this Agreement only as trustee of their respective Trust.

(ii) Each party acknowledges that each MRCF3 Member enters into this Agreement only in its capacity as trustee of the relevant Trust and that such MRCF3 Member's obligations are incurred by the MRCF3 Member solely in its capacity as trustee of the relevant Trust.

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(iii) Except in the case and to the extent of a reduction in the extent of the MRCF3 Member's indemnification out of the assets of the MRCF3 Member's relevant Trust as a result of the MRCF3 Member's (or its attorney's or agent's including the Investment Manager's) fraud, negligence, breach of trust or breach of duty:

(x) the MRCF3 Member is not liable to pay or satisfy an obligation out of any assets out of which the MRCF3 Member is not entitled to be and is in fact not indemnified in respect of any liability incurred by it as trustee of the relevant Trust;

(y) no party may enforce its rights against the MRCF3 Member arising from or in connection with the non-performance of the MRCF3 Member's obligations except to the extent of the MRCF3 Member's (as trustee) right of indemnity out of the assets of the relevant Trust; and

(z) each party waives its rights and releases the MRCF3 Member from all personal liability in respect of any loss, cost, damage, liability or other detriment which the party may suffer or incur as a result of any: (A) breach of this Agreement or any of the other agreements by the MRCF3 Member; or (B) non-performance by the MRCF3 Member of the MRCF3 Members obligations, which cannot be paid or satisfied out of the assets of the relevant Trust, out of which the MRCF3 Member is entitled to be, and is in fact indemnified in respect of the breach or non-performance by it as trustee of the relevant Trust.

(iv) The parties agree and acknowledge that they must not, in respect of any claim:

(x) subject to Section (a)(v) below, bring proceedings against the MRCF3 Member in its personal capacity; or

(y) seek to wind up, dissolve or appoint an administrator, manager, receiver, liquidator or other similar officer to the MRCF3 Member or its assets except to the extent that the steps taken affect any property of the relevant Trust or the MRCF3 Member's right of recourse against, and indemnity from, the property of the relevant Trust and nothing else.

(v) The MRCF3 Member may be personally liable to the extent that:

(x) its right of indemnity, exoneration or recoupment out of the property of the relevant Trust; or

(y) the actual amount recoverable by the MRCF3 Member in exercise of those rights,

is reduced (in whole or in part) or does not exist, as a result of it acting fraudulently, negligently, with willful misconduct, dishonesty or in breach of trust.

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257566281 v3 (vi) Acts and omissions of a person, who is appointed to perform a particular function in relation to the MRCF3 Member, including the Investment Manager and who is not otherwise an Associate of the MRCF3 Member, will not be considered to be the fraud, negligence, willful misconduct, dishonesty or breach of trust of the MRCF3 Member for the purposes of Section (a)(v) above. (b) MRCF Limitation of Liability. (i) MRCF is bound by this Agreement only in its capacity as trustee, custodian, subcustodian or nominee of the MRCF Trust and in no other capacity, unless otherwise specifically stated in this Agreement . (ii) Subject to Section (b)(v) below, the rights of other parties and the MRCF Trust under or in respect of this Agreement (whether express or implied by applicable law or otherwise) are not exercisable against the Trustee other than in its capacity as trustee, custodian, subcustodian or nominee of the MRCF Trust. (iii) Subject to Section (b)(v) below, but despite any other provision of this Agreement, the Trustee is not liable to pay or satisfy, and the MRCF Trust nor any party is entitled to enforce against the Trustee, any damages suffered by or amounts owing to the party or the MRCF Trust, which result from a breach or non-performance of an obligation, representation or warranty (whether express, implied by law or otherwise) of the Trustee under or in respect of this Agreement (including in relation to any conduct, omission or transaction in relation to this Agreement) except to the extent the Trustee is entitled to be indemnified (whether from the MRCF Trust for which the Trustee holds its units or shares, by way of insurance or otherwise) and is actually indemnified in its capacity as trustee, custodian, subcustodian or nominee of the MRCF Trust in respect of that obligation, representation or warranty and those damages and amounts are recoverable by the Trustee under that indemnity. (iv) Subject to Section (b)(v) below, if a party does not recover all damages suffered and amounts owing to it as a result of a breach or non-performance of any obligation of the Trustee under or in respect of this Agreement (whether express or implied by applicable law or otherwise), the party may not seek to recover the shortfall by applying to have the Trustee wound up. (v) The limitations in the above Sections (b)(ii) to (iv): (x) do not apply to the extent that those damages or amounts owing are not able to be satisfied because the entitlement of the Trustee to be indemnified in its capacity as trustee, custodian, subcustodian or nominee of the MRCF Trust is reduced as a result of: (A) any negligence, wilful default, fraud or dishonesty or other act or omission by the Trustee or any other trustee, responsible entity, custodian, subcustodian or nominee of the fund for which the Trustee holds the units or shares; or

257566281 v3 (B) any waiver, relinquishment or surrender by the Trustee or any other trustee, responsible entity, custodian, subcustodian or nominee of the fund for which the Trustee holds the units or shares, of any right of indemnity under the terms of appointment of the Trustee relating to the fund for which the Trustee holds the units or shares in respect of those damages or amounts; and (y) do not limit the rights of the Trustee under this Agreement unless expressly specified otherwise.